UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
May 6, 2008

SINO FIBRE COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52709	760616470
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
The Chrysler Building 405 Lexington Avenue, 26th Floor New York, New York		10174
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code
(212) 907-6522

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01   Entry into a Material Definitive Agreement.

On May 6, 2008, Sino Fibre entered into a memorandum of understanding with BarterXchange (S) Pte Ltd. ("Singapore Barter Xchange") to sell a 15% stake in Sino Fibre's joint venture ("JV"), China Business Online Company Limited, to Singapore Barter Xchange for US$6 million. This values the JV at US$40 million of which Sino Fibre will retain a 70% stake. Sino Fibre's JV is with the China Association of Small and Medium Enterprises ("CASME"), which will explore the Chinese market and introduce e-business and provide barter trade services to Chinese small and medium sized enterprises. CASME holds the remaining 15% of the JV. The proposed sale is subject to board approval, satisfactory due diligence, approvals from all necessary regulatory authorities and a definitive agreement.

Sino Fibre and CASME have agreed to work together to take advantage of advanced international management practices to provide barter trade services for Chinese small and medium sized enterprises. Sino Fibre and CASME have jointly established China Business Online Company Limited in China, which will be wholly funded by Sino Fibre. CASME will provide the CASME brand, government and member resources to develop the business of the JV.

CASME is administered by the Chinese National Development and Reform Commission to provide business development assistance to Chinese medium and small enterprises in China and aboard. CASME operates across China with branch offices in cities and provinces throughout the country. CASME's currently has 4.5 million registered members.

Section 9 - Financial Statements And Exhibits

Item 9.01   Financial Statements and Exhibits.

Exhibits.

Exhibit	Description
11.1	Memorandum of understanding between Sino Fibre and BarterXchange (S) Pte Ltd. for Sino Fibre to sell a 15% interest in China Business Online Company Limited
99.1	Press release dated May 12, 2008 announcing the memorandum of understanding between Sino Fibre and BarterXchange (S) Pte Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINO FIBRE COMMUNICATIONS, INC.
Date: May 6, 2008	/s/ Dan Mckinney _____________________________________ Dan Mckinney Chief Executive Officer